EXHIBIT 10.9

OPTION AGREEMENT DATED JUNE 18, 2008

OPTION AGREEMENT

THIS OPTION AGREEMENT (this "Agreement") is made and entered into as of this 18th day of June, 2008 (the “Effective Date”), by and between ADVANCED FIBERGLASS TECHNOLOGIES, INC., a Wisconsin corporation ("Buyer"), and M & W FIBERGLASS, LLC, a Wisconsin limited liability company (the "Company").

RECITALS

WHEREAS, the Company owns (i) certain real estate, fixtures and improvements comprising approximately 14.263 acres of land and approximately 70,300 square feet of manufacturing and office space located at 4400 Commerce Drive, Wisconsin Rapids, Wisconsin, as more specifically described in Exhibit A attached hereto (the “Property”);

WHEREAS, the Company and Buyer are Co-Borrowers under that certain Bond Agreement by and between the Company, Buyer, City of Wisconsin Rapids, Jamie L. Mancl, Jennifer Mancl, and Nekoosa Port Edwards State Bank (the “Bank”) dated February 28, 2007  (the “Bond Agreement”);

WHEREAS, the Company has agreed to grant an option to Buyer, and Buyer has agreed to acquire an option from the Company, for Buyer to purchase the Property from the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer agree as follows:

ARTICLE I

GRANT OF OPTION; OPTION FEE; PURCHASE PRICE

Section 1.1     Grant of Option.  Subject to the terms set forth in this Agreement, the Company hereby grants to Buyer, and Buyer hereby accepts from the Company, an irrevocable and exclusive option to purchase the Property (the "Option") on the terms set forth in this Agreement.

Section 1.2     Option Fee.  The Company acknowledges its receipt from Buyer of the amount of Two Thousand Five Hundred Dollars ($2,500) in cash (the "Option Fee") as payment in full for the Option.  Buyer acknowledges and agrees that the Option Fee shall be non-refundable to Buyer except as provided herein.  If Buyer does not exercise the Option in accordance with Section 2.1, then the Option Fee shall not be refunded to Buyer, and shall be retained by the Company, except that, if the Buyer reasonably determines, after due diligence, that the Property has such title defects that are both (A) not capable of being insured and (B) would be reasonably expected to materially affect the value of Property, then the Company promptly shall return the Option Fee to the Buyer.

Section 1.3     Purchase Price.  The purchase price for the Property shall be Four Million Five Hundred Thousand Dollars ($4,500,000)(the "Purchase Price").  Buyer shall receive a credit at the closing against the Purchase Price for the Option Fee.

Section 1.4     Payment of Purchase Price.  If Buyer exercises the Option and proceeds to the closing, the Purchase Price (as adjusted for prorations) shall be paid by Buyer in the form of: (i) an assumption of the IRB Debt; (ii) cash at closing in the amount of Five Hundred Thousand Dollars ($500,000); and (iii) the balance in the form of a promissory note bearing interest at not more than twelve-month LIBOR as of the Closing Date plus 2.75%, payable in quarterly installments of principal and interest amortized over not more than 15 years with the unpaid principal balance due not more than seven years after the Closing Date, and otherwise on such other terms and conditions as the parties may agree. For purposes of this Agreement, “IRB Debt” means (i) all Obligations (as that term is defined under the Bond Agreement) of the Company under the Bond Agreement and (ii) all obligations of the Company under that certain Promissory Note dated February 28, 2007 in the principal amount of $75,000 issued to the City of Wisconsin Rapids.

Section 1.5     Assumption of IRB Debt.  At closing, Buyer shall assume and agree to perform all of the Company’s obligations under the IRB Debt arising from and after the closing and execute and deliver to the Company such undertaking and instruments as will be reasonably sufficient to evidence the assumption of obligations under this Section.   Except as expressly set forth herein, Buyer is not assuming any Liabilities of the Company, and all such Liabilities shall remain the sole responsibility of the Company.  For purposes of this Agreement, “Liabilities” means and includes any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

ARTICLE II

EXERCISE OF OPTION

Section 2.1     Exercise of Option.  Buyer shall exercise the Option, if at all, by delivering written notice thereof to the Company during the Exercise Period (as defined herein).  Any attempt by Buyer to exercise the Option after expiration of the Exercise Period, or by any means during the Exercise Period other than as set forth in this Section 2.1, shall be null and void and of no force or effect.  For purposes of this Agreement, "Exercise Period" shall mean the period of time commencing on the Effective Date and ending no later than 5:00 p.m. (Central Time) on the first anniversary of the Effective Date. “Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

Section 2.2     Failure to Exercise Option.  Upon the expiration of the Exercise Period, (i) this Agreement shall terminate automatically and the Option shall be null and void and of no further force or effect without any further action by the parties, (ii) the Company shall retain the Option Fee and (iii) the Company and Buyer shall have no further rights or obligations under this Agreement.

Section 2.3     Disclosure Schedules.  If Buyer validly exercises the Option in accordance with Section 2.1, then the Company shall deliver to Buyer within fifteen (15) days following receipt of Buyer’s written notice of exercise schedules which identify any disclosures that are necessary to make the representations and warranties of the Company set forth in Article IV of this Agreement true and correct in all material respects (the “Disclosure Schedules”).   Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to, at or prior to closing, Buyer’s reasonable satisfaction with the form and substance of the Disclosure Schedules.  Buyer shall have until 5:00 p.m. (Central Standard time) on the tenth (10th) day following Buyer’s receipt of the Disclosure Schedules to provide written notice to the Company stating that it is not reasonably satisfied with the form and substance of the Disclosure Schedules and setting forth in reasonable detail the reasons why and the changes that would be necessary to make Buyer reasonably satisfied with the form and substance of the Disclosure Schedules.  Buyer’s failure to timely provide such notice shall be deemed to constitute Buyer’s irrevocable agreement that it accepts the Disclosure Schedules as initially provided to Buyer.  If Buyer timely provides such notice, the Company shall have five (5) Business Days to revise the Disclosure Schedules as requested by Buyer.  If the Company fails to revise the Disclosure Schedules as provided herein, Buyer may elect to (i) accept the Disclosure Schedules as modified, if at all, and proceed with the transaction, or (ii) terminate this Agreement by providing written notice to the Company.  If Buyer elects to terminate this Agreement as provided in this Section, the parties shall have no further obligations to one another under this Agreement.

ARTICLE III

CLOSING

Section 3.1     Closing Date and Place.  The date of the closing shall be mutually determined by the parties, but in any event shall be on or after: (i) the date that all conditions to such closing as set forth in this Agreement have been satisfied; and (ii) October 15, 2008 (the “Closing Date”).  The closing shall occur at the offices of Buyer or at such other location as the parties may otherwise agree in writing.

Section 3.2     Transfer of Title.  At the closing, the Company agrees to execute and deliver to Buyer a warranty deed in customary form conveying the Property, together with all rights and appurtenances therein, to Buyer free and clear of all liens and encumbrances, excepting Permitted Liens.  For purposes hereof,  “Permitted Liens” shall mean (a) liens for taxes not yet due and payable; (b) zoning, building codes and other land use laws regulating the use or occupancy of the Property; (c) easements, covenants, conditions, restrictions and other similar matters affecting title to the Property which do not or would not reasonably be expected to materially impair the use or occupancy of the Property; (d) any mortgage or lien securing the IRB Debt; (e) all matters which would be disclosed by an accurate survey of the Property which do not or would not reasonably be expected to materially impair the use or occupancy of the Property; and (f) liens set forth on the Disclosure Schedules.

Section 3.3     Expenses.  All expenses associated with the Property (excluding those expenses for which Buyer is otherwise responsible under the terms and conditions of that certain

Lease dated August 1, 2007 by and between the Company and Buyer), including, without limitation, expenses for electricity, gas, water, sewer, real property taxes and such other items that are customarily prorated in transactions of this nature, shall be ratably prorated between Buyer and the Company as of the Closing Date in accordance with local custom.

Section 3.4     Bank Consent.  Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the obligations of the Company to consummate and effect the transactions contemplated hereby shall be subject to, at or prior to closing, the Company having obtained any requisite consent, approval, and authorization of the Bank to consummate the transactions contemplated by this Agreement.

ARTICLE IV

TITLE DOCUMENTS

Section 4.1     Title Report.  The Company shall furnish and deliver to Buyer for examination within twenty (20) days of receipt of written notice of exercise of the Option a title report written by a title insurance company licensed by the State of Wisconsin, showing title as required under Section 3.2 of this Agreement.  Any objections to the condition of title shall be raised by Buyer in writing within five (5) days from delivery of the title report, following which the Company shall have ten (10) days in which to elect in writing whether to cure such objections to Buyer’s reasonable satisfaction.  In the event the Company does not elect to cure such objections or affirmatively elects not to cure the same, Buyer shall, within ten (10) days after the earlier of (a) receipt of the Company’s written election not to cure such objections or (b) expiration of the period within which the Company is entitled to make the foregoing election (in either case, the “Election Deadline”), have the option, exercisable by written notice to the Company, either to (x) terminate this Agreement, or (y) proceed to closing, taking title to the Property subject to the matters that the Company has elected not to cure.  The foregoing election by Buyer must be delivered to the Company within ten (10) days after Election Deadline.  The cost of the title report shall be paid by the Company.  In the event the Bank requires title insurance in connection with the closing, the Company shall, in place of the title report required pursuant to this Section, provide to Buyer a title insurance commitment for an owner’s policy of title insurance in an amount equal to the Purchase Price and naming the Bank as additional proposed insured.  The cost of the title insurance commitment and the title insurance policy issued with respect thereto, inclusive of full extended coverage (other than the survey exception), and inclusive of any endorsements issued with respect to title exceptions that do not constitute Permitted Liens, but exclusive of any Buyer-requested endorsements, shall be paid by the Company.  Any transfer fees payable in connection with the conveyances contemplated by this Agreement shall be paid by the Company.

ARTICLE V

REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to Buyer that the statements contained in this Article V, subject to the exceptions set forth in the Disclosure Schedules to be delivered by the Company to Buyer as provided in Section 2.3 of this Agreement, are true and correct as of the date of this Agreement and will be true and correct on the Closing Date.  Each of the representations and warranties set forth herein shall survive the closing of the transaction contemplated by this Agreement.

Section 5.1     Organization and Authority.  The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin.  The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 5.2     No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the articles of organization, bylaws or any operating agreement of the Company, as amended, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon the Property under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company is bound, or (iii) conflict with or violate any order, judgment or decree, or any statute, ordinance, rule or regulation applicable to the Company.  For purposes of this Agreement, "Lien" means any lien, security interest, pledge, charge, claim, mortgage, easement, restriction or any other encumbrance.

Section 5.3     Title to the Property.  The Company has the power and the right to sell, assign and transfer the Property, and the Company will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Property, free and clear of all Liens other than Permitted Liens.

Section 5.4     Environmental Conditions.  The Property is not in violation of any federal, state, or local law, ordinance or regulation relating to the environmental conditions on, under or about the Property, including, but not limited to, soil and ground water conditions, and the Company has not violated any environmental law now in existence with respect to the Property.

Section 5.5     Hazardous Materials.   During the time in which the Company has owned the Property, neither the Company nor, to the best of the Company’s knowledge, any third party has used, generated, manufactured, stored, released, or disposed of on, under, or about the Property or transported to or from the Property any flammable, explosive, radioactive materials, hazardous wastes, toxic substances, or related matters (“Hazardous Materials”), except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof.  For the purpose of this

Article V, Hazardous Materials shall include, but not be limited to, substances such as friable asbestos or those defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; and in the regulations adopted and publications promulgated pursuant to said laws and any amendments thereto.  To the best of the Company’s knowledge, there are no Hazardous Materials stored, released, or disposed of (i) on, under, or about the Property, except in conformity with the requirements of any and all applicable laws, rules, regulations and ordinances regulating or governing the handling and disposal thereof, or (ii) on, under, or about adjacent properties, in such a manner that their migration to the Property appears reasonably likely.

Section 5.6     Zoning Laws; Permits.    To the best of the knowledge of the Company, no zoning, building, or similar law or ordinance is violated by the maintenance, operation, or use of the Property.  The Company has received no written notice of any change contemplated in any applicable laws, ordinances, or restriction, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property which would prevent, impede, limit, or render more costly in any material way Buyer’s use of the Property consistent with the historic usage thereof.  To the best of the knowledge of the Company, all approvals and permits necessary for the operation of the Property consistent with the historic usage thereof have been obtained, are in full force and effect, and are transferable to Buyer without consent or approval of any third party or governmental entity, and the Company will transfer and assign all such permits to Buyer at the closing.

Section 5.7     Eminent Domain.  There are no condemnation or eminent domain proceedings pending or, to the best of the Company’s knowledge, contemplated against the Property or any part thereof, and the Company has received no written notice of the desire of any public authority or other entity to take or use the Property or any part thereof.

Section 5.8     Lease.  There will be no leases or occupancy agreements for the Property or any part thereof which will survive the closing, unless accepted by Buyer.

Section 5.9     Service Contracts.  There will be no service contracts or use agreements affecting or benefiting the Property which will survive the closing, unless accepted by Buyer.

Section 5.10     Litigation.  There is no suit, claim, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company which (i) would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or (ii) would adversely affect title to the Property of any part thereof.  The Company is not a party to or bound by any outstanding order, writ, injunction or decree which would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1     Time is of the Essence.  Time is of the essence as to all dates and deadlines set forth in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 6.2     Assignment.  Buyer shall have the right to designate an assignee to receive title to the Property by providing written notice to the Company at any time prior to closing; provided, however, that (i) Buyer shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (ii) such designation shall not be effective until Buyer has provided the Company with a fully executed copy of such designation or assignment and assumption instrument, which shall be in form and substance reasonably satisfactory to the Company.

Section 6.3     Notices.  All notices, demands, consents, or other communications that are required or permitted hereunder or that are given with respect to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or overnight delivery service.  Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery service or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other party in accordance with this Agreement:

(a) if to Buyer, to:

                Advanced Fiberglass Technologies, Inc.
                4400 Commerce Drive
                Wisconsin Rapids, WI 54494
                Attn:  Sam Fairchild
                Facsimile:  973-543-0005

with a copy to:

                Advanced Fiberglass Technologies, Inc.
                4400 Commerce Drive
                Wisconsin Rapids, WI 54494
                Attn:  Kenneth Iwinski
                Facsimile:  715-421-2048

(b) if to the Company, to:

M & W Fiberglass, LLC
4710 Black Forest Drive
Wisconsin Rapids, WI  54494
Attn:  Jamie L. Mancl
Facsimile:  ______________

with a copy to:

                Haferman & Ilten
                1525 Main Street
                Stevens Point, WI  54481
                Attn:  Mark O. Ilten, Esq
                Facsimile:  715-342-9974

Section 6.4     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart may be executed and delivered by facsimile signature and such facsimile signature shall be deemed an original.

Section 6.5     Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any third party any rights or remedies hereunder.

Section 6.6     Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), shall be paid by the party incurring such expense.

Section 6.7     Recording Fees.  Any fees or charges incurred in connection with the recording of this Option Agreement in the office of register of deeds shall be paid by the Buyer.

Section 6.8     Amendment.  This Agreement may not be amended, changed or modified except in writing signed by the parties hereto.

Section 6.9     Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10     Further Actions.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) execute and deliver such other documents and instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby, and (ii) use its reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Buyer each have caused this Option Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives.

M & W FIBERGLASS, LLC	ADVANCED FIBERGLASS TECHNOLOGIES, INC.

By: /s/ Jamie L. Mancl	By: /s/ Samuel Fairchild
Name: Jamie L. Mancl	Name: Samuel Fairchild
Title: President	Title: Chief Executive Officer

[Signature Page to Option Agreement]

EXHIBIT A

Lot 1 of Wood county Certified Survey Map No. 8590 recorded in Volume 29 of Survey Maps at Page 190, being part of the SE ¼ of the NE ¼ of Section 1o, Township 22 North, Range 6 East, City of Wisconsin Rapids, Wood County, Wisconsin.

Tax Key No.: Part of 34-09841 and Part of 34-09852